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                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     (DOLLAR AMOUNTS IN THOUSANDS)


                                                                 Exhibit 12.1





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                                                              For the year ended December 31,
                                                 1999        1998         1997       1996         1995
                                               --------    --------     -------     -------      --------


Income before transaction costs,
  gain/loss on sales of real estate,
  extraordinary charges and cumulative effect  $ 78,420    $ 70,941     $53,249     $24,835      $20,234
Add:
Interest expense                                 45,646      40,535      25,845      23,623       20,924
Interest expense from joint ventures             10,113       4,955           -           -            -
                                               --------    --------     -------     -------      -------
     Earnings as adjusted                      $134,179    $116,431     $79,094     $48,458      $41,158
                                               ========    ========     =======     =======      =======

Fixed charges:
Interest expense                               $ 45,646    $ 40,535     $25,845     $23,623      $20,924
Interest expense from joint ventures             10,113       4,955           -           -            -
Capitalized interest                              1,820       3,292           -           -            -
Capitalized interest from joint ventures          2,839       2,850           -           -            -
                                               --------    --------     -------     -------      --------
     Total fixed charges                       $ 60,418    $ 51,632     $25,845     $23,623      $20,924
                                               ========    ========     =======     =======      =======

Ratio of earnings to fixed charges                 2.22        2.26        3.06        2.05         1.97
                                               ========    ========     =======     =======      =======



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